PUBLIC COMPANY MANAGEMENT CORPORATION

EMPLOYMENT AGREEMENT

This Employment Agreement (the “Agreement”), entered into this 1st day of November, 2006 (the “Effective Date”), BY and BETWEEN Public Company Management Corporation (the “Company”), a Nevada corporation, whose address for this Agreement is 5770 El Camino Road, Las Vegas, NV 89118 and Joshua A. Gottesman, CPA, (the “Employee”), whose mailing address for this Agreement is 8232 Ocean Terrace Way, Las Vegas, Nevada 89128.

A.            The Employee will be one of the key executives of the Company and has experience in several areas of business of which the Company is involved.

B.            The Company wishes to employ the Employee as Treasurer and Chief Financial Officer (hereinafter defined as CFO) to serve as the principal financial officer and principal accounting officer and the Employee wishes to provide these officer services to the Company in the capacity of the same.

THEREFORE, in consideration of the recitals, the following representations and covenants and the payment of one dollar made by each party to the other, the receipt and sufficiency of which is acknowledged by each party, the parties agree on the following terms:

1.0           ENGAGEMENT AND DURATION

1.1           The Company hereby engages the services of the Employee for the position CFO of the Company, and the Employee hereby accepts such engagement and agrees to perform the services to the best of his ability and in accordance with terms and conditions of this Agreement.

1.2           The Company shall employ the Employee for a term commencing on the Effective Date and expiring on October 31, 2007 (the “Term”). Mutually agreeable extensions by both parties will be accepted per agreement of both parties and compensation milestones set forth in subsection 3.2.1 will extend into any extension or ongoing future employment agreement if they have yet to be fulfilled.

2.0          DUTIES

2.1          The Employee shall, pursuant to this Agreement, perform all duties customarily performed by an Employee with like titles and positions of a small, publicly-held corporation engaged in a business similar to the Company’s business, which includes, but is not limited to the following:

(a)
Financial and Accounting Oversight - Maintain the Company’s disclosure controls and procedures (as defined below) and internal control over financial reporting; assist in evaluating the effectiveness of the Company’s disclosure controls and procedures as of the end of each fiscal quarter and the effectiveness of the Company’s internal control over financial reporting as of the end of each fiscal year; assist in evaluating any change in the Company's internal control over financial reporting, that occurred during each of the fiscal quarters that has materially affected, or is reasonably likely to materially affect, the Company’s internal control over financial reporting; evaluate, design and coordinate accounting functions for the Company; communicate with the Board of Directors or Audit Committee, if applicable, or both regarding the Company’s disclosure controls and procedures, internal control over financial reporting or any changes or revisions thereto; and establish financial policies and procedures for the Company. The term disclosure controls and procedures means controls and other procedures of the Company that are designed to ensure that information required to be disclosed by the Company in the reports that it files or submits under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) is recorded, processed, summarized and reported, within the time periods specified in the Securities and Exchange Commission's rules and forms including, without limitation, controls and procedures designed to ensure that information required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is accumulated and communicated to the Company’s management, including its principal executive and principal financial officers, or persons performing similar functions, as well as the Board of Directors, or Audit Committee, if applicable or both and the Company’s principal independent accountants as appropriate to allow timely decisions regarding required disclosure. The term internal control over financial reporting means a process designed by, or under the supervision of, the Company's principal executive and principal financial officers, or persons performing similar functions, and effected by the Board of Directors, management and other personnel, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles (“GAAP”) within the United States and includes those policies and procedures that (i) pertain to the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of the Company; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP, and that receipts and expenditures of the Company are being made only in accordance with authorizations of management and directors of the Company; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the Company's assets that could have a material effect on the financial statements.

(b)
Financial Management - direct the Company’s overall financial plans and accounting policies, designs and coordinate financial management, accounting and statistical data and reports as required to measure the Company’s financial performance; oversee all financial functions including accounting, budget, credit, insurance, tax and treasury; analyze current and projected cash balances and invests available funds to maximize income within guidelines established by the Board of Directors; coordinate the budget process for operating and capital budgets to provide an effective planning and performance measurement tool; direct and manage the financial programs and supporting information systems of the Company to include budgeting, receipt of revenue, expenditure of funds and conservation of assets; establish and maintain financial records systems in accordance with GAAS and accounting principles; coordinate the preparation of financial statements, financial reports, special analyses and information reports; develop, implement, interpret and coordinate the application of finance, accounting, billing and audit procedures; provide strategic consultation and representation to management on financial issues, to include financial analysis and projections, cost identification and allocation, and revenue and expense analyses; provide consultative support to management in planning initiatives, through management and financial information analyses, reports and recommendations; establish and implement short- and long-range organizational goals, objectives, policies, and operating procedures; monitor and evaluate operational effectiveness; effect changes needed for improvement; develop and direct the implementation of strategic business and/or operational plans, projects, programs, and systems, as appropriate to the objectives of the Company; provide strategic and operational direction to the Company’s finance and accounting departments; assist CEO in establishing financial strategic objectives and operating policies and procedures to ensure attainment of corporate objectives; evaluate results within business to determine if financial objectives are being met; and responsible for the direction of the following functions: finance, accounting, bonding, risk management, project controls and information technology.

(c)
Financial Due Diligence of Clients - Perform due diligence reviews of financial information of current and potential clients of the Company; conduct pre-client business qualification screening and financial forecasting; and negotiate and develop consulting services and other contracts with clients.

2.2         The Employee shall use his best efforts to promote the interests of the Company and, to the extent necessary to discharge the responsibilities assigned to the Employee, perform faithfully and efficiently such responsibilities.

2.3          Employee agrees to devote approximately 4 hours a day toward his duties and the Company acknowledges that Employee will have time-conflicting obligations as they relate to his employer, Gregory E. Bruce, Chtd, dba Bruce & Gottesman, CPAs and Consultants. Employee will use his best efforts to balance his obligations to the Company pursuant to this Agreement and his obligations to Bruce & Gottesman, CPAs and Consultants.

2.4          The Employee shall report directly and only to Mr. Stephen Brock.

2.5          The Employee shall primarily perform his duties offsite in Las Vegas, Nevada or while traveling, yet he will also make a best effort to work at the Company’s office at 5770 El Camino Road, Las Vegas, Nevada 89118 for approximately three days per month or, during the periods beginning as of the end of each fiscal quarter or the end of the fiscal year and ending on the date that the respective periodic report is filed under the Exchange Act, such number of additional days per month that may be reasonably necessary for timely filing of such reports, or at such other location as shall be approved by the Company’s board of directors.

2.6          The Employee will, subject to the terms of this Agreement, comply promptly and faithfully with the Company’s reasonable instructions, directions, requests, rules and regulations as may be expected of a part-time employee. The Company shall not be deemed to have waived the right to require the Employee to perform any duties hereunder by assigning the Employee to any other duties or services or by assigning another individual to perform the duties of the Employee.

2.7           In the event of a change of control of the Company, the Employee shall continue to serve the Company in the same capacity and have the same authority, responsibilities and status as he had as of the date immediately prior to the change of control. Following a change of control, the Employee’s services shall be performed at such location as may be mutually agreed upon between the Company and the Employee. For the purposes of this Agreement, a “change of control” shall be deemed to have occurred when:

(a)	a person other than the current control person of the Company becomes a control person; or

(b)	a majority of the directors elected at any annual or special general meeting of shareholders of the Company are not individuals nominated by the Company’s then-incumbent board of directors.

3.0          REMUNERATION AND BENEFITS

3.1	Cash Salary, Stock Compensation and Signing Bonus

The Employee shall initially receive $2,000 per month for his services during the Term of this Agreement (“Cash Salary”). During the Term of this Agreement, the Employee will also receive an aggregate of 120,000 S-8 Shares (as defined below) of common stock of the Company (“Stock Compensation”) which shall accrue monthly in equal amounts of 10,000 shares per month and are payable quarterly. Employee received 25,000 shares of the Company’s common stock as a signing bonus.

3.2           Compensation Milestones and Bonuses

3.2.1        If during the Term of this Agreement the milestones listed below are met, the Employee shall receive the amount of shares of restricted and/or registered common stock of the Company as a bonus (the “Stock Bonus”) as listed after each milestone:

▪
Per quoted or listed company: 25,000 shares of the Company’s common stock which will be restricted shares within the meaning of Rule 144 of the Securities Act of 1933, as amended (“Restricted Shares”);

▪
Any new funding/financing received by the Company from unaffiliated parties introduced to the Company by the Employee: 40,000 shares of which 50% will be Restricted Shares and 50% will be registered on Form S-8 and bear a legend regarding the Employee’s status as an affiliate within the meaning of Rule 144 (“S-8 Shares”);

▪	The Company files a Form 10-KSB for the Term on or before the 40th day after the end of its fiscal year: 35,000 Restricted Shares;
▪	The Company files a Form 10-QSB during the Term on or before the 25th day after the end of the fiscal quarter: 10,000 Restricted Shares;
▪	Delivery of the completed and up-to-date QuickBooks file of the Company to the Company’s management delivered on or before the 5th day after the end of a month: 1,500 Restricted Shares;
▪	Billing software installed, managed and in operation for two full quarters: 5,000 Restricted Shares;
▪	Monthly reporting for job costing and actual or pro forma invoices distributed to all active and slow performing clients on or before the 5th day after the end of the month: 1,500 Restricted Shares;
▪
The Company’s common stock trades on the American Stock Exchange (the “Amex”), the National Association of Securities Dealers Automated Quotation System (the “NASDAQ”), the New York Stock Exchange (the “NYSE”) (or any successor to such entities) or any other national securities exchange: 25,000 Restricted Shares;

▪
The Company’s net realized cash income is $1,000,000 or more during the fiscal year ending September 30, 2007, or during any interim period beginning after the Effective Date and ending prior to September 30, 2007: 85,000 shares, of which 50% will be Restricted Shares and 50% will be S-8 Shares.

The Stock Bonus pursuant to this subsection 3.2.1 is payable quarterly. For purposes of this subsection 3.2.1, the term “publicly traded companies” means any existing or new client of the Company whose common stock is not cleared for quotation on the over-the-counter Bulletin Board, the NASDAQ, the Amex or the NYSE as of the Effective Date, but such common stock becomes cleared for quotation on any one of such quotation systems or exchanges during the Term of this Agreement.

3.3             Reimbursement of Expenses

3.3.1         The Company shall reimburse the Employee for all reasonable expenses incurred by the Employee in the performance of his duties pursuant to this Agreement upon the Employee providing the Company with receipts for such expenses. Such reimbursable expenses shall not include customary day-to-day office expenses, including but not limited to copies, faxes, and office supplies.

3.3.2         The Company shall reimburse Employee during the Term of this Agreement up to an aggregate of $4,000 of the costs to establish and/or maintain one or more trusts within or outside of the United States for the Employee’s asset protection purposes.

3.4             Paid Time Off and Other Benefits

3.4.1         Employee will be entitled to six weeks of paid time off during the Term of this Agreement. All Cash Compensation, Stock Compensation and Stock Bonus provided for in this Agreement shall accrue during Employee’s paid time off and continue to be payable as provided for in this Agreement.

3.4.2         In addition to any other compensation or benefits to be received by the Employee pursuant to this Agreement, the Employee shall be entitled to participate in all Employee benefits which the Company may from time to time provide to its key officers, employees and/or consultants.

3.5            Indemnification

3.5.1         The Company shall to the fullest extent permitted by law or as set forth in the Articles of Incorporation, and any future amendments, and the Bylaws of the Company, indemnify, defend and hold harmless Employee from and against any and all claims, demands, proceedings, liabilities, damages, losses and expenses (including attorney's fees, court costs and disbursements) arising out of the fact that he is or was serving as Employee of the Company, or the performance of his duties hereunder except in the case of Employee’s gross negligence, willful misconduct, criminal conduct or violations of law.

3.6           Insurance

3.6.1        In the event that the Company obtains director or officer insurance covering any person during the Term of this Agreement, the Company will also take reasonable measures to obtain such insurance covering Employee.

3.7           Taxes

3.7.1        Employee shall be responsible for the payment of all taxes to the Internal Revenue Service as well as any taxes payable in the United States including taxes payable to any state or local jurisdiction. Employee indemnifies the Company with respect to the payment of any and all taxes owing and due for Cash Compensation, Stock Compensation or Stock Bonus.

4.0           RESTRICTIVE COVENANTS

4.1            Non-Competition

4.1.1         During the Term of this Agreement and for three months following termination of this Agreement as provided in section 5.0 hereof, the Employee shall not directly or indirectly:

(a)	own, operate, manage, control, invest, participate in any manner or have any interest in;

(b)	act as an officer, director, agent, employee, advisor or consultant of; or

(c)	assist in any way or in any capacity, any person, firm, association, partnership, corporation or other entity which is,

a business that is the same or substantially similar to and/or competes with the business then engaged in by the Company (the “Competitive Entity”) anywhere in the United States (the “Territory”).

4.1.2        The restriction set out in subsection 4.1.1(a) above shall not apply to the collective, direct or indirect, ownership of Employee and his associates (as such term is defined in Regulation 14(A) promulgated under the Exchange Act, as in effect on the date first written above) of less than an aggregate of ten (10%) of the securities of any Competitive Entity, but only if such investment is of a totally passive nature and does not involve Employee devoting time to the management or operations of such Competitive Entity and Employee is not otherwise involved in the business of such Competitive Entity.

4.1.3        The Employee acknowledges that the restrictions contained in this subsection 4.1 are reasonable; however, in the event that any court should determine that any of the restrictive covenants contained in subsection 4.1.1 or 4.1.2 of this Agreement, or any part thereof, are unenforceable because of the duration of such provision or the area covered thereby, such court shall have the power to reduce the duration or area of such provision and, in its reduced form, such provision shall then be enforceable and shall be enforced.

4.1.4       Nothing in this section 4.0 shall restrict or preclude Employee from engaging in any manner in the business of Bruce & Gottesman, CPAs and Consultants as conducted by Bruce & Gottesman, CPAs and Consultants as of the Effective Date.

4.2           Delivery of Records

4.2.1        Upon the termination of the Employee’s employment with the Company, the Employee will deliver to the Company all books, records, lists, brochures and other property belonging to the Company or developed in connection with the business of the Company.

4.3           Confidentiality

4.3.1       The term “Confidential Information” means any and all information concerning the business of the Company which the Employee may receive or develop as a result of his employment. All documents, procedures, policies, programs, reports, plans, proposals, technical information, know-how, systems and other information unique to the Company, its customers or principals, received or developed by the Employee are the property of the Company and/or such parties. The Employee shall not make any unauthorized disclosure or use of and shall use his best efforts to prevent publication or disclosure or use of Confidential Information.

4.3.2      The Employee acknowledges that any unauthorized disclosure or use of Confidential Information by the Employee may result in material damages to the Company and consents to the issuance of an injunction or other equitable remedy to prohibit, prevent or enjoin unauthorized disclosure or use of Confidential Information by the Employee.

4.3.3       Except as authorized by the Company, the Employee will not:

(a)	duplicate, transfer or disclose nor allow any other person to duplicate, transfer or disclose any of the Company’s Confidential Information;

(b)	use the Company’s Confidential Information without the prior written consent of the Company; or

(c)	incorporate, in whole or in part, within any domestic or foreign patent application any proprietary or Confidential Information disclosed by the Company.

4.3.4       The Employee will safeguard all Confidential Information at all times so that it is not exposed to or used by unauthorized persons, and will exercise at least the same degree of care to protect all Confidential Information whether or not developed by the Employee.

4.3.5       The restrictive obligations set forth above shall not apply to the disclosure or use of information which:

(a)	is or later becomes publicly known under circumstances involving no breach of this Agreement by the Employee;

(b)	is already known to the Employee at the time of receipt of the Confidential Information from the Company;

(c)	is lawfully made available to the Employee by a third party having the right to disclose it to Employee without violation of any obligation to the Company; or

(d)
is required to be disclosed by the Employee pursuant to legal process (e.g., a subpoena), provided that Employee notifies the Company immediately upon receiving or becoming aware of the legal process in question.

4.3.6       If the Employee contends that any such information disclosed to him by the Company is in the public domain or was in the possession of the Employee prior to such disclosure and not under an obligation of confidence, the Employee will, within ten days of receipt by the Employee of such disclosure give written notice of such contention to the Company, which written notice shall include a complete identification of the information in question and the derivation thereof, including particulars of any contract in which the Employee or any other person has made use of such concept or information. If the Employee has not within ten days of receipt by the Employee of such disclosure given such written notice to the Company, then it shall be conclusively presumed that all information communicated by the Company to the Employee concerning the development originated with the Company and constitutes secret and confidential information and know-how.

4.3.7       The Employee hereby certifies that he has not brought and will not bring with the Employee to the Company or use while performing his Employee duties for the Company any materials or documents of a former employer of the Employee which are not generally available to the public except the know-how to which the right to use has been duly licensed to the Company by such former employer. The Employee understands that while employed by the Company, the employer is not to breach any obligation of confidence or duty and the Employee agrees that he will fulfill all such obligations during his employment with the Company.

4.3.8       No patent right or licenses are guaranteed by this Agreement and patent rights or licenses now or developed during the Term of this Agreement are the property of the Company. The disclosure of Confidential Information under this Agreement shall not result in any obligation for either party to grant any rights in its patent rights or confidential information, and no other obligations of any kind are assumed by or implied against either party, except for those stated in this Agreement.

4.3.9       The provision of section 4.3 shall survive the termination of this Agreement.

5.0         TERMINATION

5.1         The Company may terminate the Employee’s employment under this Agreement at any time upon the occurrence of any of the following events:

(a)	the Employee acting unlawfully, dishonestly, negligently, incompetently or in bad faith;

(b)	the conviction of the Employee of a felony;

(c)	the Employee becoming permanently disabled or disabled for a period exceeding 90 consecutive days or 90 days calculated on a cumulative basis during the Term of this Agreement;

(d)
the breach or default of any term of this Agreement by the Employee if such breach or default has not been remedied to the reasonable satisfaction of the Company within 14 days after written notice of the breach or default has been delivered by the Company to the Employee; or

(e)	at the will of the Company, upon 30 days written notice to the Employee by the Company upon a decision by the Company’s President, which decision shall be in the President’s sole discretion.

5.2          The Employee may terminate his obligations under this Agreement:

(a)
at any time after the expiring of 120 days of the date on which there is a change of control, as described in subsection 2.7 of this Agreement or the Company has a successor as described in subsection 14.1 of this Agreement;

(b)
upon the default or breach of any term of this Agreement by the Company if such breach or default has not been remedied or is not being remedied to the reasonable satisfaction of the Employee, within 14 days after written notice of the breach or default has been delivered by the Employee to the Company; or

(c)	at the will of the Employee, upon 30 days written notice to the Company by the Employee.

5.3         In the event of the termination of the Employee's employment under this Agreement, Employee will be entitled only to the Cash Compensation, Stock Compensation and Stock Bonus earned by Employee hereunder as of the date of such termination. The Employee shall not be entitled to a severance of any kind upon termination of this Agreement for any reason.

5.4          The rights of the Company and the Employee under this section 5.0 are in addition to and not in derogation of any other remedies which may be available to the Company or the Employee at law or in equity.

6.0          PERSONAL NATURE

6.1          This Agreement is personal in nature and is entered into based upon the singular skill, qualifications and experience of the Employee.

7.0          RIGHT TO USE EMPLOYEE’S NAME AND LIKENESS

7.1          The Employee hereby grants to the Company the right to use the Employee’s name, likeness and/or biography in connection with the services performed by the Employee under this Agreement and in connection with the advertising or exploitation of any project with respect to which the Employee performs services for the Company.

8.0          WAIVER

8.1          No consent or waiver, express or implied, by any party to this Agreement of any breach or default by the other party in the performance of its obligations under this Agreement or of any of the terms, covenants or conditions of this Agreement shall be deemed or construed to be a consent or waiver of any subsequent or continuing breach or default in such party’s performance or in the terms, covenants and conditions of this Agreement. The failure of any party to this Agreement to assert any claim in a timely fashion for any of its rights or remedies under this Agreement shall not be construed as a waiver of any such claim and shall not serve to modify, alter or restrict any such party's right to assert such claim at any time thereafter.

9.0         NOTICES

9.1         Any notice relating to this Agreement or required or permitted to be given in accordance with this Agreement shall be in writing and shall be personally delivered or mailed by registered mail, postage prepaid to the address of the parties set out on the first page of this Agreement. Any notice shall be deemed to have been received if delivered, when delivered, and if mailed, on the fifth day (excluding Saturdays, Sundays and holidays) after the mailing thereof. If normal mail service is interrupted by strike, slowdown, or other cause, a notice sent by registered mail will not be deemed to be received until actually received and the party sending the notice shall utilize any other services which have not been so interrupted or shall deliver such notice in order to ensure prompt receipt thereof.

9.2         Each party to this Agreement may change its address for the purpose of this section 9.0 by giving written notice of such change in the manner provided for in subsection 9.1 hereof.

10.0      APPLICABLE LAW

10.1       This Agreement shall be governed by and construed in accordance with the laws of the State of Nevada and the federal laws of the United States applicable therein, which shall be deemed to be the proper law hereof. The parties hereto hereby submit to the jurisdiction of the courts of Clark County, Las Vegas, Nevada.

11.0       SEVERABILITY

11.1        If any provision of this Agreement for any reason be declared invalid or unenforceable, such declaration shall not effect the validity or enforceability of any remaining portion of this Agreement, which remaining portion shall remain in full force and effect as if this Agreement had been executed with the invalid or unenforceable portion thereof eliminated and is hereby declared the intention of the parties that they would have executed the remaining portions of this Agreement without including therein any such part, parts or portion which may, for any reason, be hereafter declared invalid or unenforceable.

12.0      ENTIRE AGREEMENT

12.1       This Agreement constitutes the entire agreement between the parties hereto and there are no representations or warranties, express or implied, statutory or otherwise other than set forth in this Agreement and there are no agreements collateral hereto other than as are expressly set forth or referred to herein. This Agreement cannot be amended or supplement except by a written agreement executed by both parties hereto, provided that if the Company becomes listed on the Amex, NASDAQ or NYSE, the Company and the Employee shall reasonably renegotiate the terms of this Agreement to the extent such terms are inconsistent with the rules and relations of such exchange or quotation system.

13.0       ARBITRATION

13.1       In the event of any dispute arising in the determination of the compensation to be paid pursuant to subsection 5.0 hereof or of the Employee's salary as set out in this Agreement, the matter in dispute shall be referred to the auditors of the Company for determination. If the auditors cannot agree on a determination of the matter in dispute within ten days following the referral to them, the matter in dispute shall be referred to a single arbitrator under the Arbitration Act then in effect federally, and the arbitration shall take place in Clark County, Las Vegas, Nevada.

14.0       LIMITATIONS ON ASSIGNABILITY

14.1 Employee’s duties and responsibilities under this Agreement are not assignable or delegable in whole or in part. The Company may assign this Agreement to a successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company; provided, however, that the Company will require any successor to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. As used in this Agreement, "the Company" shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law, or otherwise.

15. 0     BURDEN AND BENEFIT

15.1       This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, executors, administrators, successors and permitted assigns.

16.0      TIME

16.1       Time is of the essence of this Agreement.

17.0      COUNTERPART, PHOTOCOPIES AND FAXES

17.1       This Agreement may be executed in counterpart and such counterparts together shall constitute one and the same instrument and notwithstanding the date of execution shall be deemed to bear the date as set out on the first page of this Agreement. It shall not be necessary in making proof of this Agreement or any counterpart hereof to produce or account for any of the other counterparts. A copy of this Agreement signed by one party and faxed to another party shall be deemed to have been executed and delivered by the signing party as though an original. A photocopy of this Agreement shall be effective as an original for all purposes.

IN WITNESS WHEREOF the undersigned have duly executed this Agreement as of the date set out on the first page of this Agreement.

PUBLIC COMPANY MANAGEMENT CORP.	EMPLOYEE

/s/ Stephen Brock	/s/ Joshua A. Gottesman
Stephen Brock, President & CEO	Joshua A. Gottesman, CPA